UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 19, 2005
RPM INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14187	02-0642224

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2628 Pearl Road, P.O. Box 777, Medina, Ohio	44258

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (330) 273-5090

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Item 1.01 Entry into a Material Definitive Agreement
Purchase Agreement
     On October 19, 2005, RPM International Inc. (the “Company”) and its indirect wholly owned subsidiary, RPM United Kingdom G.P. (“RPM UK”), a general partnership governed by the laws of England and Wales, by its general partners, RPM Canada (registered name) and RPM Canada Investment Company (collectively, the “Partners”), entered into a Purchase Agreement (the “Purchase Agreement”) with Goldman, Sachs & Co. and each of the other initial purchasers named in Schedule A to the Purchase Agreement pursuant to which RPM UK issued and sold in an offering (the “Offering”) exempt from registration under the Securities Act of 1933 (the “Securities Act”) $150 million aggregate principal amount of its 6.70% Senior Notes due 2015 (the “Notes”). The Offering closed on October 24, 2005. The Company fully and unconditionally guarantees the payment obligations under the Notes (the “Guarantee”). The Notes were offered only to qualified institutional buyers under Rule 144A of the Securities Act. The Notes have not been and will not be registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
     The net proceeds of the Offering will be used by RPM UK to refinance $138 million of revolving credit facility borrowings associated with the August 31, 2005 acquisition of illbruck Sealant Systems and for other general corporate purposes. Concurrent with the issuance of the Notes, RPM UK entered into a cross currency swap, which will fix interest and principal payments in euros for the life of the Notes and result in an effective euro fixed rate borrowing of 5.31%.
     Pursuant to the Purchase Agreement, the Company and RPM UK have agreed to indemnify the initial purchasers against certain liabilities, including liabilities under the Securities Act. The initial purchasers and their affiliates have engaged and may engage in commercial and investment banking transactions with the Company in the ordinary course of business, and also provide or have provided advisory and financial services to the Company. In addition, affiliates of certain of the initial purchasers are lenders under the Company’s credit facility and, thus, may receive a portion of the net proceeds of the Offering.
Guarantee
     Pursuant to the Guarantee, the Company fully and unconditionally guarantees the payment of principal and interest on the Notes and any and all other obligations of RPM UK under the Indenture (as defined below). The Guarantee is a direct and unsecured obligation of the Company and will rank equally with all other present and future unsecured and unsubordinated indebtedness of the Company. In addition, the Guarantee will be structurally subordinated to all existing and future indebtedness and other liabilities and commitments of the Company’s subsidiaries.
Indenture
     In connection with the Offering, RPM UK by the Partners, the Company, as guarantor, and The Bank of New York Trust Company, N.A. (“The Bank of New York”), as trustee, entered into an Indenture, dated as of October 24, 2005 (the “Indenture”). Pursuant to the Indenture, The Bank of New York will act as trustee, transfer agent and paying agent in respect of the Notes. The Indenture contains covenants that limit, among other things, the Company’s ability and the ability of the Company’s subsidiaries to incur certain liens and engage in sale-leaseback transactions. The Indenture also includes requirements that must be met if the Company, the

Partners or RPM UK consolidate or merge with, or sell all or substantially all of our, their or its assets to another entity. The Notes bear interest at 6.70% per year, payable semiannually on May 1 and November 1, beginning on May 1, 2006. Under the laws of England and Wales, RPM UK is a contractual relationship between the Partners and is not a separate legal entity. The Notes are senior unsecured obligations of RPM UK and, by virtue of their status as general partners of RPM UK, the obligations of the Partners with respect to the Notes are the unsecured senior obligations of each of the Partners and will rank equal in right of payment to their existing and future unsecured senior indebtedness. The Notes will be effectively subordinated to all of RPM UK’s and each of the Partners’ existing and future secured indebtedness to the extent of the assets securing that indebtedness. RPM UK may redeem all or part of the Notes, at any time and from time to time, at its option at a redemption price equal to the greater of: 100% of the principal amount of the Notes being redeemed; and the make-whole amount for the Notes being redeemed, plus, in each case, accrued interest on such Notes, if any, to but excluding the redemption date. Upon certain events of default, all unpaid principal of and accrued and unpaid interest and premium, if any, on the Notes then outstanding will automatically become due and payable.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
     Reference is made to the disclosure provided in Item 1.01 of this Form 8-K, with respect to the Notes and the Guarantee, which is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.

Exhibit number	Description

4.1	Indenture, dated as of October 24, 2005, among RPM United Kingdom G.P., by its general partners, RPM Canada and RPM Canada Investment Company, the Company, as guarantor, and The Bank of New York Trust Company, N.A., as trustee.

4.2	Form of 6.70% Senior Note due 2015 (included in Exhibit 4.1).

4.3	Form of Guarantee (included in Exhibit 4.1).

10.1	Purchase Agreement, dated as of October 19, 2005, among RPM United Kingdom G.P., by its general partners, RPM Canada and RPM Canada Investment Company, the Company, Goldman, Sachs & Co. and each of the Initial Purchasers named in Schedule A to the Purchase Agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPM International Inc.

(Registrant)
Date October 25, 2005
/s/ P. Kelly Tompkins

P. Kelly Tompkins Senior Vice President, General Counsel and Secretary